STATE OF FLORIDA
                                  [LETTERHEAD]
                               DEPARTMENT OF STATE


        I certify that the attached is a true and correct copy of the Articles of Amendment, filed on March 22, 1995, to Articles of Incorporation of VISUAL DATA CORPORATION, a Florida corporation, as shown by the records of this office.


        I further certify the document was electronically received under FAX audit number H95000003248. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by the code noted below.

The document number of this corporation is P93000035279.



                              Given under my hand and the
                              Great Seal of the State of Florida,
                              at Tallahassee, the Capital, this the
                              Twenty-second day of March, 1995

Authentication code:  695A00012934-032295-P93000035279-1/1




[left hand corner]
GREAT SEAL OF THE
STATE OF FLORIDA
IN GOD WE TRUST
                                                  /s/ SANDRA B. MORTHAM
                                                  --------------------------
                                                  Sandra B. Mortham
                                                  Secretary of State

                          CERTIFICATE OF DETERMINATION
                                OF PREFERENCES OF
                           PREFERRED SHARES DESIGNATED
                     "SERIES A CONVERTIBLE PREFERRED STOCK"
                                       OF
                             VISUAL DATA CORPORATION
                              A FLORIDA CORPORATION


        The undersigned, Randy S. Selman, President and Alan Saperstein, Secretary, hereby certify that:

        (i) They are the duly elected and acting President and Secretary, respectively, of VISUAL DATA CORPORATION, a Florida corporation (the "Company").

        (ii) Pursuant to authority given by the Company's Articles of Incorporation, the Board of Directors has duly adopted the following recitals and resolutions this 21st day of March 1995.

        WHEREAS, the Articles of Incorporation of the Company provide for a class of shares known as Series A Convertible Preferred Stock, $.0001 par value per share, issuable from time to time; and

        WHEREAS, the Board of Directors of this Company is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued preferred stock, to fix the number of shares constituting any such class, and to determine the designations thereof, or any of them; and

        WHEREAS, this Company has not heretofore issued shares of preferred stock of any series or class, and the Board of Directors of the Company desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to separate classes of said preferred stock to be respectively designated "Series A Convertible Preferred Stock" totalling 650,000 shares (the "Series A Preferred Stock").


                                   GAYLE E. COLEMAN, ESQ. - FL BAR #857327
                                   ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                                   200 EAST LAS OLAS BOULEVARD, SUITE 1900
                                   FORT LAUDERDALE, FL   33301
                                   PHONE NO.:  (305) 763-1200

        NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, the Series A Preferred Stock as follows:

        1. DESIGNATION AND NUMBER OF SHARES. The Series A Preferred Stock shall be designated "Series A Convertible Preferred Stock" of a par value of $.0001 each, and the number of shares constituting the Series A Preferred Stock shall be 650,000 shares.

        2.     DIVIDEND RIGHTS.  None.

        3.     CONVERSION.

               (a) Subject to Paragraph 3(b), the Series A Preferred Stock is convertible into two (2) shares of Common Stock at the option of the holder at any time.

               (b) Mandatory conversion of the Series A Preferred Stock shall occur to holders of the Series A Preferred Stock upon the happening of any of the following events:

               (i) on the effective date the common stock ("Common Stock") of the Company is trading in a public market;

               (ii) any or all of the assets of the Company or any of its subsidiaries are sold to the extent that the sale generates distributions of not less than $650,000 to the holders of the Series A Preferred Stock, whether in cash, cash equivalents or securities;

               (iii) the Company or any of its subsidiaries merges or consolidates with a third party, which third party is the surviving party and the merger or consolidation generates cash, cash equivalents or securities to the holders of the Series A Preferred Stock of not less than $650,000; or

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



               (iv) the Company calls for a conversion of the Series A Preferred Stock whereby the Company pays the holders of the Series A Preferred Stock the amount of $1.00 per share, and (c) the holders of the Series A Preferred Stock may convert the Series A Preferred Stock at any time.

        4. REGISTRATION OF COMMON STOCK. If within two (2) years of the closing date of an offering dated February 1, 1995 by the Company (the "Offering") pursuant to Rule 505 of the Securities Act of 1933, as amended, of 650,000 "Units," each "Unit" consisting of one (1) share of Preferred Stock and a Warrant to purchase 1.5 shares of common stock (the "Common Stock") of the Company, par value $.0001 Mandatory Conversion of the Preferred Stock has not occurred, the Company shall file a registration statement of its Common Stock with the Securities and Exchange Commission. The holders of the Preferred Stock at the date of the filing of the registration statement shall have certain Piggyback and Demand Registration Rights. "See Piggyback Registration Rights" and "Demand Registration Rights."

        5.     PIGGYBACK REGISTRATION RIGHTS.

        The Investors are entitled to (1) piggyback registration for up to fifty percent (50%) of any common stock resulting from the conversion of the Preferred Stock by the Investor ("Investor Conversion") any time prior to the filing of a registration statement filed by the Company in connection with an initial public offering, provided that (i) the conversion of the Preferred Stock is effectuated at the discretion of the Investor and not the result of actions undertaken by the Company ("Mandatory Conversion"); and (ii) the Investor has never received any distributions or dividends in connection with the Preferred Stock. The Company shall, in each case, give written notice of the proposed filing to the holders of the Preferred Stock at least

45 days prior to the anticipated filing date, and such notice shall offer such holders the opportunity to register such number of shares. To the extent that the holders of the Preferred Stock intend to convert any or all of the Preferred Stock into Common Stock, such conversion must occur at least 30 days prior to the proposed filing which shares shall be included in the registration statement. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering delivers a written notice to the Company that the total number of securities which such holders, the Company or other persons or entities entitled to include in such offering cannot be reasonably sold in such offering, then the securities to be offered for the account of the holders of these shares will be reduced pro rata to the extent necessary to reduce the total number of securities to be included in such Offering to the number recommended by such managing underwriter. The Company will bear all expenses of such registration, except that the holder shall bear the costs and expenses of the underwriter's commissions, brokerage fees, transfer taxes and the fees and expenses of any counsel, accountant or other representatives attributable to the shares (determined on a pro rata basis) held by such holders. Neither Piggyback registration rights nor Demand registration rights are applicable to any warrants or common stock underlying the Warrants offered pursuant to this Offering.

        6.     DEMAND REGISTRATION RIGHTS

        The Investors are entitled to (1) demand registration for all shares of Common stock underlying any Preferred Stock held at any time after six (6) months subsequent to the date that any shares of the Company's Common Stock is publicly traded if at least fifty (50%) percent or more of the holders of the shares of Common Stock issuable upon conversion of the Preferred Stock demand such rights. The Company shall, in each case, give written notice of the proposed filing to the holders of the Preferred Stock at least 45 days prior to the anticipated filing date, and such notice shall offer such holders the opportunity to register the shares of Common Stock underlying the Preferred Stock. To the extent that the holders of the Preferred Stock intend to convert any or all of the Preferred Stock into Common Stock, such conversion must occur at least 30 days prior to the proposed filing. The Company will bear all expenses of such registration, except that the holder shall bear the costs and expenses of the underwriter's commissions, brokerage fees, transfer taxes and the fees and expenses of any counsel, accountant or other representatives attributable to the shares (determined on a pro rata basis) held by such holders. Neither Piggyback Registration Rights nor the Demand Registration Rights are applicable to any warrants or common stock underlying the Warrants offered pursuant to this Offering.

        7. VOTING RIGHTS. Except as may be provided by law, the holders of Series A Preferred Stock will be entitled to have two (2) votes per share and the Preferred Stock shall vote the Common Stock as a single class on all matters in which the Common Stock is entitled to vote. Unless the vote or consent of the holders of a greater number of shares is required by law, the consent of the holders of at least two-thirds of this Series A Preferred Stock at the time outstanding shall be necessary to change, alter or revoke the rights and preferences conferred upon the Series A Preferred Stock by the Articles of Incorporation or this Resolution, as amended from time to time, or for issuance of further shares of this series or another class of preferred stock which shall be senior to the Series A Preferred Stock.

        8. ANTI-DILUTION PROVISIONS. Proportional adjustments shall be made for stock splits, recapitalizations and similar transactions.

        9. DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Company, the holders of the Series A Preferred Stock shall be entitled to be paid after payment or provision for payment of the debts and other liabilities of the Company, a liquidating distribution of $1.00 per share of Series A Preferred Stock before any distributions may be made to any other series or calls of preferred stock or the Common Stock of the Company. If, upon any such liquidation, dissolution or other winding up of the affairs of the Company, the net assets of the Company distributable among the holders of all outstanding shares of the Series A Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Company shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Company into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Company to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this paragraph.

        10. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Resolution (as such Resolution may be amended from time to time) and in the Company's Articles of Incorporation. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

        11. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Series A Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

        12. STATUS OF REACQUIRED SHARES. Shares of Series A Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Florida) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

        FURTHER RESOLVED, that the President or any Vice President, and the Secretary, the Chief Financial Officer, the Treasurer or any Assistant Secretary or Assistant Treasurer of this Company are each authorized to execute, verify and file a certificate of determination of preferences in accordance with Florida law.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate of Determination as of March 21, 1995.

                                    VISUAL DATA CORPORATION

                                    By: /s/ RANDY S. SELMAN
                                        --------------------------------
                                        Randy S. Selman, President

                                        /s/ ALAN SAPERSTEIN
                                        --------------------------------
                                        Alan Saperstein, Secretary

STATE OF FLORIDA             )

                             : SS

COUNTY OF                    )

        The foregoing instrument was acknowledged before me this _________ day of _______________, 1995 by Randy S. Selman, President, who is personally known to me or who has produced _____________________ as identification and who did/did not take an oath.

                                       Notary Public:

                                       sign_________________________________

                                       print________________________________
                                              State of Florida at Large (Seal)
                                              My Commission Expires:

STATE OF FLORIDA             )

                             : SS

COUNTY OF                    )

        The foregoing instrument was acknowledged before me this ________ day of ________________, 1995 by Alan Saperstein, Secretary, who is personally known to me or who has produced _____________________ as identification and who did/did not take an oath.

                                        Notary Public:

                                        sign_________________________________

                                        print________________________________
                                               State of Florida at Large (Seal)
                                               My Commission Expires:

96/3617.900/21561.1

                                              3